EXHIBIT  99.1
CONCEPTS DIRECT, INC. PRESS RELEASE

Concepts Direct, Inc.
2950 Colorful Avenue, Longmont, Colorado 80504

FOR IMMEDIATE RELEASE
Friday, February 2, 2001

CONCEPTS DIRECT, INC. ANNOUNCES LISTING ON NASDAQ SMALL CAP MARKET

Longmont, Colorado, February 2, 2001 - Concepts Direct, Inc. (NASDAQ: CDIR) announced today that its shares of common stock will be listed on the Nasdaq Small Cap Market rather than the Nasdaq National Market effective February 5, 2001. The shares will continue to trade under the symbol "CDIR." The change results from a Nasdaq National Market's listing regulation that requires a minimum public float value of $5 million.

J. Michael Wolfe, President and CEO of Concepts Direct, said, "Given that some large blocks of our stock are held by insiders, current market conditions preclude us from meeting the minimum public float requirement for the Nasdaq National Market. When market conditions change, we expect to once again list our stock on the Nasdaq National Market."

About Concepts Direct, Inc.

Concepts Direct is a direct marketing company focused on building and managing customer relationships through its catalogs and internet retailing initiatives. The company sells personalized paper products and a diverse line of merchandise, including gift items, home decorative items, collectibles and apparel. Concepts Direct sells its merchandise primarily via the Colorful Images, Linda Anderson, Snoopy etc., Linda Anderson's Collectibles, and the Music Stand catalogs. In addition, the company owns and operates numerous web sites, including www.ColorfulImages.com, www.LindaAnderson.com, www.SnoopyStore.com, www.theMusicStand.com and www.NewBargains.com.

Concepts Direct designs and manufactures many of its own products and also purchases a variety of merchandise from outside vendors and suppliers. The company operates on a policy of guaranteed customer satisfaction and is committed to providing excellent customer service. The Company houses all of its direct marketing operations at its headquarters in Longmont, CO and sells its products primarily in the United States.

Cautionary Statement

This press release contains certain forward-looking statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Company statements that are not historical facts, including statements about the Company's expectations, beliefs, plans and objectives are forward-looking statements and involve various risks and uncertainties, including the risks associated with starting new businesses. Additional discussion of factors that could cause actual results to differ materially from management's expectations, beliefs, plans and objectives is contained in the Company's SEC filings.

For Further Information Contact
Mike Wolfe                            Ben Gill
President & CEO                       Vice President, Business Development
Concepts Direct, Inc.                 Concepts Direct, Inc.
(303) 772-9171                        303-772-9171
mwolfe@conceptsdirectinc.com          bgill@conceptsdirectinc.com